Exhibit 23.1

        Consent of UHY LLP, Independent Registered Public Accounting Firm

The Board of Directors
GSV, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-75159 and 333-91575) of GSV, inc. of our report dated March 29, 2007, relating to the consolidated balance sheet of GSV, Inc. as of December 31, 2006, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-KSB of GSV, Inc.

New Haven, Connecticut
March 30, 2007